EXHIBIT 99.1

WEGENER CORPORATION UPDATES STATUS OF SENCORE LOI AND BANK FINANCING
Exclusivity period in LOI between Wegener Corporation and Sencore expires,
Wegener Corporation terminates LOI with Sencore,
WEGENER loan agreement term extended and conditional over advance provision included

Duluth, GA, September 17, 2009 - Wegener Corporation (Nasdaq: WGNR) today announces that the exclusivity period in its Letter of Intent (LOI) with Sencore, Inc. expired on September 13, 2009 and that Wegener Corporation has terminated the Letter of Intent.  Additionally, WEGENER announces that an amendment has been added to its loan agreement with its Senior Lender.

The exclusivity period set forth in the non-binding Letter of Intent between Wegener Corporation and Sencore, Inc. expired earlier this week.  The Wegener Corporation Board of Directors unanimously voted to terminate the Letter of Intent and Sencore was officially notified of the termination today.

Upon Wegener Corporation entering into the LOI with Sencore on July 16, 2009, WEGENER began discussions with its Senior Lender about extending its line of credit agreement with the bank and receiving over advances designed to enable WEGENER to finance its operations until a closing of the merger contemplated by the LOI.  Such discussions were successful, and an amendment to the line of credit agreement was executed September 16, 2009.  The amendment is included as an exhibit to a Form 8-K filing that Wegener Corporation is making with the Securities and Exchange Commission today.  Among other things, the amendment extends the term of the line of credit and establishes conditions for over advances to the credit line.  The amendment is subject to the execution of a merger agreement or asset purchase agreement, which is satisfactory to the bank, between Wegener Corporation and a third party by October 15, 2009.  Failure to satisfy this condition would constitute an event of default under the line of credit agreement, unless the bank otherwise waives the condition, which it is not obligated to do.

The amendment extends the term of the line of credit agreement through November 30, 2009.  The amendment allows for over advances up to five hundred thousand dollars beyond the agreed upon collateral formula, which is primarily based on eligible accounts receivable and inventory (details are available in the 8-K filing).  The over advances are only available if a merger agreement or asset purchase agreement satisfactory to the bank is executed by October 15, 2009.

The maximum credit line is set at four million dollars, which includes any over advances, and can be subject to reserves and increased or reduced by the bank in its sole discretion. The interest rate of the line is 2.00% above the bank’s publicly announced Prime Rate.

Because the amendment was premised on the possibility of a merger between Wegener Corporation and Sencore, and given the termination of the LOI with Sencore, WEGENER is now in discussions with the bank regarding how to move forward on a path to financial stability for the company.  There can be no assurance that WEGENER will reach agreement with the bank in these discussions or that it, in accordance with the amendment, will successfully enter into a merger or asset purchase agreement with a third party by October 15, 2009 or that any such agreement, even if executed, will be satisfactory to the bank.  Wegener Corporation is not at present in discussions with Sencore, Inc. or any other third parties regarding a merger or asset purchase agreement, although it may continue to pursue such a transaction.

ABOUT WEGENER

WEGENER® (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital video and audio solutions for broadcast television, radio, telco, private and cable networks. With over 30 years experience in optimizing point-to-multipoint multimedia distribution over satellite, fiber, and IP networks, WEGENER offers a comprehensive product line that handles the scheduling, management and delivery of media rich content to multiple devices, including video screens, computers and audio devices.  WEGENER focuses on long- and short-term strategies for bandwidth savings, dynamic advertising, live events and affiliate management.

WEGENER’s product line includes: iPump® media servers for file-based and live broadcasts; COMPEL® Network Control and COMPEL® Conditional Access for dynamic command, monitoring and addressing of multi-site video, audio, and data networks; and the Unity® satellite media receivers for live radio and video broadcasts.  Applications served include:  digital signage, linear and file-based TV distribution, linear and file-based radio distribution, Nielsen rating information, broadcast news distribution, business music distribution, corporate communications, video and audio simulcasts.

WEGENER® can be reached at 770.814.4000 or at www.wegener.com.

WEGENER, COMPEL, COMPEL CONTROL, iPUMP, MEDIAPLAN, UNITY, ASSURED FILE DELIVERY, PANDA, PROSWITCH, VIDATA, the stylized W-design logo (for WEGENER®), the stylized C-design logo (for Compel®) and the stylized PANDA design logo are all registered trademarks of WEGENER®.  All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, regarding a possible acquisition of the Company, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby. The forward-looking statements in this news release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the inability of the Company to execute a merger agreement or asset acquisition agreement satisfactory to the bank, or to do so by the October 15, 2009 deadline.  These factors also include the ability to reach agreeable terms with the bank in discussions regarding the long-term financial stability of the company. The timely execution of a merger or asset acquisition agreement may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission as well as adverse macroeconomic developments. The Company does not undertake any obligation to update any forward-looking statements.

WEGENER CORPORATION INVESTOR RELATIONS CONTACT:
Troy Woodbury
Wegener Corporation
(770) 814-4000
FAX (770) 623-9648
info@wegener.com